Exhibit 10.13

Organizational Functional Area:	Human Capital

Policy For:	Severance Policy, WSFS
Chief Executive Officer[1]
Executive Vice Presidents

Board Approved:	February 2013

Last Revision Date:	February 2013

Department/Individual Responsible for	Executive Vice President,
Maintaining/Updating Policy:	Chief Human Capital Officer

I. Release Without Cause	In the event a Chief Executive Officer (“CEO”) or an Executive Vice President (“EVP”) is released without Cause (as defined in Attachment A), a minimum of six months’ severance and professional level outplacement will be offered. If the Associate has not found new full time employment on or before six months after termination, severance pay and outplacement would continue for another six months or until the Associate found employment, whichever occurred first. In the event the Associate found a job, but at a lower rate of pay than previously received at WSFS, then WSFS would make up the difference until the second six-month period has ended. Medical and dental benefits will be offered at the Associate rate through the severance period.

II. Change of Control	If within one year after a change of control a CEO (as defined in attachment B) or EVP is released without Cause (as defined in Attachment A) or the CEO or EVP terminates for Good Reason. “Good Reason” will mean any of the following: (i) a significant reduction by Bank of the authority, duties or responsibilities of CEO or EVP; (ii) any action by Bank that results in a significant diminution of CEO or EVP’s employment-grade, compensation level, incentive compensation, or Employee Benefits which CEO or EVP holds as of the date of Change of Control; (iii) a material diminution in the budget over which CEO or EVP retains authority (iv) a significant alteration or termination of any Incentive Compensation Plans in which CEO or EVP is a participant as of the date of a Change of Control; or (v) a relocation of CEO or EVP’s principal work location to more than twenty five (25) driving miles from its current location in downtown Wilmington, Delaware.:

1 Specifically excluding the presidents of WSFS business units or subsidiaries, including Cash Connect

CEO or EVP would receive 24 months base salary. The CEO or EVP would be eligible for medical and dental benefits at the Associate rate for the 24-month period. Twelve months of Executive level outplacement will be offered.

III. Receipt of Benefits	To receive any of the severance benefits outlined in this policy, to the extent that such severance benefits are “separation pay” as defined in Treas. Regs.§ 1.409A-1(b)(9)(iii,) the CEO or- EVP must within sixty (60) days following the Employee’s termination date execute (i) a release in a form acceptable to the Bank (the “Release”); and (ii) the Non-Solicitation Agreement (the “NSA”) attached hereto as Attachment C.

The severance pay will be paid consistent with WSFS’ regular pay schedule commencing with the first regular pay period after the CEO or EVP has executed the Release and the NSA. All federal and state income and employment taxes will be withheld as required. Neither Associate nor employer contributions to the 401(k) Plan may occur during the severance period consistent with the 401(k) Plan and Summary Plan Description.

If any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (i.e., not “separation pay”) would otherwise be payable or distributable under this policy by reason of the Employee’s separation from service, the severance pay will be paid consistent with WSFS’ regular pay schedule commencing with the first regular pay period that is at least 60 days following the Employee’s termination date

If any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (i.e., not “separation pay”) would otherwise be payable or distributable under this policy by reason of the Employee’s separation from service during a period in which he or she is a “Specified Employee” of the Company (as defined below), then the commencement of payment of such non-exempt amounts or benefits will be delayed until the earlier of the Employee’s death or the first pay day following the first day of the seventh month following the Employee’s separation from service. The portion of the semi-monthly severance benefits that cannot be paid to the Employee during the first six months following the Employee’s separation from service, due to the fact that the Employee’s separation from service occurred during a period in which he or she was a “Specified Employee”, shall be paid in one lump sum on the earlier of the Employee’s death or the first day of the seventh month following the Employee’s separation from service.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) will be determined in accordance with rules adopted by the Board or any committee of the Board, which will be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

IV. Additional Section 409A Provisions

(a) General. This policy shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations issued thereunder.

(b) Definitional Restrictions. Notwithstanding anything in this policy to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under the policy by reason of the occurrence of a change of control, or the EVP’s release or other separation from service, such amount or benefit will not be payable or distributable to the EVP by reason of such circumstance unless (i) the circumstances giving rise to such change of control or release or other separation from service meet any description or definition of “change in control event” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any amount upon a change of control or separation from service, however defined.

(c) Medical Coverage. To the extent that any portion of the post-termination medical and dental benefits under this policy is provided pursuant to a self-insured arrangement as defined in Code Section 105 or is otherwise taxable, or to the extent that any premium payments made or reimbursed by WSFS for such coverage are taxable, then such coverage and such payments or reimbursements shall be subject to the following conditions if and to the extent they constitute deferred compensation subject to Section 409A of the Code: (i) the amount of benefits to be provided in one taxable year shall not affect the amount of benefits to be provided in any other taxable year; (ii) the reimbursement of an eligible taxable expense shall be made no later than the end of the year after the year in which the expense was incurred; and (iii) the right to benefits or payment or reimbursement of premiums shall not be subject to liquidation or exchange for another benefit.

(d) Outplacement Expenses. If the provision of or reimbursement for professional level outplacement pursuant to this policy are includible in the EVP’s federal gross taxable income, the amount of such expenses provided or reimbursable in any one calendar year shall not affect the amount provided or reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. The EVP’s rights to payment or reimbursement of outplacement expenses pursuant to this policy shall expire at the end of the first year after the date of release. No right of the EVP to the provision or reimbursement of outplacement expenses under this policy shall be subject to liquidation or exchange for another benefit.

(e) Treatment of Installment Payments. Each payment of severance benefits under this policy, including, without limitation, each installment payment and each payment or reimbursement of premiums for continued medical or dental coverage, shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

Attachment A

Severance Policy; WSFS Chief Executive Officer and Executive Vice Presidents

February 2013

Cause. The Company may terminate Executive’s employment during the Employment Period with or without Cause. For purposes of Sections I and II of this Policy “Cause” will mean:

(i) the continued failure of Executive to perform substantially Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Chief Executive Officer or the Board of Directors of the Company which specifically identifies the manner in which such Chief Executive Officer or the Board believes that Executive has not substantially performed Executive’s duties, or

(ii) the engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

The cessation of employment of Executive will not be deemed to be for Cause [under paragraph (i) or (ii) above] unless and until there will have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose, finding that, in the opinion of the Board, Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail, or

(iii) the consistent failure of Executive to meet reasonable performance expectations (other than any such failure resulting from incapacity due to physical or mental illness); provided, however, that termination of Executive’s employment under this subparagraph (iii) will not be effective unless at least 90 days prior to such termination Executive will have received written notice from the Chief Executive Officer or the Board which specifically identifies the manner in which the Board or the Chief Executive Officer believes that Executive has consistently failed to meet reasonable performance expectations and Executive will have failed after receipt of such notice to resume the diligent performance of his duties to the reasonable satisfaction of the Chief Executive Officer of the Board. The CEO or EVP may not be Terminated for Cause under this paragraph (iii) once a change in control has occurred.

Attachment B

Severance Policy; WSFS Chief Executive Officer and Executive Vice Presidents

February 2013

A “Change of Control” will be deemed to occur upon the earliest of any of the following events: a Change in Ownership of the Bank; a Change in Effective Control of the Bank; or a Change in the Ownership of a Substantial Portion of the Assets of the Bank as defined below.

Change in Ownership

A change in ownership of the Bank occurs when one person or a group acquires stock that, combined with stock previously owned, controls more than 50% of the value or voting power of the stock of the Bank, provided, however, if any one person, or more than one person acting as a group, is considered to effectively control the Bank (within the meaning of Treas. Regs. Section 1.409A-3(i)(5)(vi)), the acquisition of additional control of the Bank by the same person or persons is not considered to cause a change in the ownership of the Bank.

Change in Effective Control

A change in effective control occurs on the date that, during any 12-month period, either (x) any person or group acquires stock possessing 30% or more of the voting power of the corporation, or (y) the majority of the board is replaced by persons whose appointment or election is not endorsed by a majority of the board.

Change in Ownership of a Substantial Portion of Assets

A change in ownership of a substantial portion of the assets occurs on the date that a person or a group acquires, during any 12-month period, assets of the corporation having a total gross fair market value equal to more than 40% of the total gross fair market value of all of the Bank’s assets. For this purpose, gross fair market value means the value of the assets of the Bank, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. A transfer of assets by the Bank is not treated as a Change of Control if the assets are transferred to (i) an entity that is controlled by the shareholders of the Bank immediately after the transfer; or (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Bank.

Attachment C

NON-SOLICITATION AGREEMENT

This Agreement is made this day of ______________, 201___ between Wilmington Savings Fund Society, FSB (“Employer”) and _______________________ (“Executive”).

WHEREAS, Employer is a financial institution headquartered in Delaware with operations throughout the Mid-Atlantic region; and Executive is employed with Employer; and this Agreement is not designed to prevent Executive from obtaining employment following Executive’s departure from Employer, but is merely designed to protect Employer’s goodwill by placing reasonable restrictions on his or her ability to solicit customers and employees;

NOW, THEREFORE, in consideration for Executive’s employment with Employer and the mutual promises set forth herein, Employer and Executive agree as follows:

1.    Non-Solicitation: Executive will not, during Executive’s employment with Employer and for a period of twelve (12) months following the termination of Executive’s employment, whether such termination is voluntary or involuntary and regardless of the reason for the termination, directly or indirectly, on Executive’s own behalf or in the service or on behalf of any person or entity, solicit, take away, accept, or attempt to solicit, take away, or accept any client, customer, account, employee, or personnel of Employer.

2.    Rights: This Agreement creates rights which cannot solely be protected by an award of money damages and that specific performance will lie for any breach of this Agreement. Executive agrees, in the event of any breach of this Agreement, material or immaterial, that Employer will suffer irreparable harm and will not have an adequate remedy at law, that Employer may pursue and obtain preliminary and permanent injunctive relief.

3.    Agreement and Governing Law. This Agreement will not be modified or amended except by a further written document signed by all parties, and will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. This Agreement will be considered subject to and governed by the laws of the State of Delaware. Each party consents to the exclusive in personam jurisdiction of the courts of the State of Delaware in connection with any claim or dispute arising under or in connection with this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as set forth below:

EMPLOYER

By:

EXECUTIVE